Exhibit 99.1

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504
1.713.558.5000
fax: 1.713.558.5960
www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB REPORTS FINANCIAL RESULTS FOR THIRD QUARTER FISCAL YEAR 2007

Houston, Texas, May 8, 2007 – SPACEHAB, Incorporated (NASDAQ: SPAB), a leading provider of commercial space services, today announced financial results for the third quarter ended March 31, 2007 of its fiscal year 2007.

Third Quarter Results

SPACEHAB posted a third quarter fiscal 2007 net loss of $1.2 million, or $0.09 per share, on revenue of $12.2 million compared with a third quarter fiscal 2006 net loss of $1.7 million, or $0.13 per share, on revenue of $12.4 million.

“Although the staff reductions completed in January are expected to contribute to significant savings for the Company in the long term, severance costs incurred for the restructuring, in the amount of approximately $450,000, were booked during the third quarter,” said SPACEHAB Chief Financial Officer, Brian Harrington. Also during the period, the Company dismissed its claims against NASA for losses resulting from the Space Shuttle Columbia accident which is expected to result in the reduction of legal expenses for future periods.

Additionally, due to the Sea Launch accident on January 30, 2007 impacting the Odyssey launch platform and subsequent missions on the manifest, a contracted mission scheduled to be processed by Astrotech in March was delayed until October.

Nine Months Results

SPACEHAB’s net loss for the nine months ended March 31, 2007 was $3.1 million, or $0.24 per share, on revenue of $39.9 million compared to a net loss of $12.4 million, or $0.98 per share, on revenue of $36.2 million for first nine months of the prior fiscal year.

The previous nine month period loss included a non-cash charge of $6.3 million as the Company wrote down the book value of one of its two pressurized space shuttle modules and changed the depreciable life of its remaining space shuttle assets to align with NASA’s current launch manifest that anticipates retiring the space shuttle fleet at the end of 2010. The incurred revenue for the current nine month period, resulting from the Company’s support of three Space Shuttle missions concurrently, two of which employed a combined module and pallet configuration, as well as lower interest expense from the Company’s November 2005 note exchange tender, contributed to the reduction in net loss for the current period.

According to Astrotech’s original base contract with Lockheed Martin for satellite processing support, which guarantees Astrotech revenue four Lockheed Martin missions per calendar year, Astrotech had the opportunity to then contract with other Atlas customers for use of its facilities and services. In accordance with this clause, Astrotech signed contracts with The Boeing Company to process its STP-1 mission and two Wideband Global SATCOM (WGS) missions. Space Test Program-1 (STP-1) was processed and successfully launched within this period and the first WGS mission is currently scheduled for processing and liftoff in late summer. To fulfill our contractual obligation with Lockheed Martin, Astrotech credited the Lockheed Martin customer $2.6 million of the guaranteed mission revenue for calendar year 2006.

Liquidity

On March 31, 2007 SPACEHAB’s cash and short-term investments were approximately $19.5 million, including restricted cash of $7.2 million. Restricted cash reflects payments in advance of milestones achieved on a contract to provide customer-specific pre-launch facilities at the Company’s Vandenberg Air Force Base (VAFB) location.

For the nine months ended March 31, 2007, the Company generated $15.2 million of cash from operating activities.  Cash flow from operations benefited from the Company’s outstanding lease payments for the Integrated Cargo Carrier (ICC) and Vertical Cargo Carrier (VCC) assets in the amount of $3.7 million. Cost incurred for integration and operations services provided by Astrium on the STS-118 mission are also included in accounts payable and accrued expenses as of  March 31, 2007 and will represent cash outflows upon expected payment during the fourth quarter.

The Company also invoiced its Cargo Mission Contract (CMC) customer for $3.1 million for flight insurance on SPACEHAB hardware manifested for the STS-118 mission. The payment is due to the insurance carrier 30 days prior to launch. Also included in cash flow from operations is $7.2 million received by the Company which is held in restricted cash as previously discussed.

As of March 31, 2007 SPACEHAB carried a contract backlog of $33.5 million which represents the expected value of contractually-committed work - portions of which are subject to the Space Shuttle’s launch schedule or future government funding decisions.

Our ability to redeem our maturing debt of $10.3 million in October 2007 and to execute new business initiatives will be dependent upon our ability to re-negotiate leases for our space assets and attract and implement new business initiatives.

Update of Ongoing Operations

From both its Houston and Cape Canaveral locations, the Company’s Flight Services team continues payload processing support for its last scheduled Space Shuttle mission, STS-118. Although the launch has slipped from a June 2007 to August 2007 liftoff, the Company anticipates an equitable adjustment from the CMC customer to compensate for additional costs associated with the delay. During the 14-day mission, the Space Shuttle Endeavor will carry SPACEHAB’s Logistics Single Module (LSM) to and from the International Space Station (ISS) utilizing its 1,100 cubic feet of pressurized cargo storage space in support of critical resupply requirements. SPACEHAB’s External Stowage Platform-3 has a one way ticket to the ISS on this mission as Endeavor and her crew will deploy the platform from the shuttle’s cargo bay onto the orbiting laboratory as another permanent spare parts facility for station dwellers.

Astrotech Space Operations currently has two missions in work at its three nation-wide locations. The January Sea Launch mission malfunction impacted the third quarter reporting period and launches scheduled for processing at the Home Port facilities in the fourth quarter have now slipped until October further impacting revenue for the next two quarters.

In addition to its high-scoring configuration and data management (CM/DM) support to the Program Integration and Control subcontract, SPACEHAB Government Services recently received a contract extension for CM/DM work through September 2007 in support of United Space Alliance and the Constellation Program. The extension brings the total contract amount to $1.1 million.

Finally, as announced last month, SPACEHAB intends to apply its 22-year heritage in payload processing, space access, and experience with space science to the promising yet unexploited field of microgravity manufacturing. “By advancing our recognized core competencies and through the development of key partnerships,” began SPACEHAB President and CEO, Thomas B. Pickens, III, “the Company is exploring opportunities to manufacture pharmaceuticals and materials in microgravity for distribution into the commercial marketplace. The time is now for Earth’s inhabitants to begin reaping the benefits from the ISS and the unique microgravity environment this laboratory provides for life saving advancements on the verge of fruition.”

About SPACEHAB, Incorporated

Incorporated in 1984, SPACEHAB (www.spacehab.com) is a leading provider of commercial space products and services to NASA, international space agencies, Department of Defense, and private customers worldwide. The Company offers end-to-end space access solutions, space systems development, mission integration and pre-launch processing facilities and services, and large-scale government program support services.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Eva-Marie deCardenas

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5071

edecardenas@spacehab.com

Tables follow

SPACEHAB, INCORPORATED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share data)

	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2007	2006	2007	2006
Revenue	$12,183	$12,400	$39,932	$36,178
Costs of revenue	9,757	9,979	31,962	29,980
Impairment of flight asset	—	—	—	6,283
Gross profit (loss)	2,426	2,421	7,970	(85)
Operating expenses:
Selling, general and administrative	2,597	2,923	7,963	7,858
Research and development	177	91	542	302
Total operating expenses	2,774	3,014	8,505	8,160
Income (loss) from operations	(348)	(593)	(535)	(8,245)
Interest expense	(1,068)	(1,168)	(3,225)	(4,428)
Interest and other income, net	221	88	624	260
Loss before income taxes	(1,195)	(1,673)	(3,136)	(12,413)
Income tax (expense) benefit	—	—	69	(32)
Net loss	$(1,195)	$(1,673)	$(3,067)	$(12,445)
Loss per share:
Net loss per share – basic	$(0.09)	$(0.13)	$(0.24)	$(0.98)
Shares used in computing net loss per share – basic	12,968,300	12,765,720	12,916,027	12,718,168

Net loss per share – diluted	$(0.09)	$(0.13)	$(0.24)	$(0.98)
Shares used in computing net loss per share – diluted	12,968,300	12,765,720	12,916,027	12,718,168

See accompanying notes to unaudited condensed consolidated financial statements.

SPACEHAB, INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	June 30,
	2007	2006
	(unaudited)
ASSETS
Cash and cash equivalents, including restricted amounts of $7,181 and $0	$19,509	$6,317
Accounts receivable, net	11,528	11,379
Prepaid expenses and other current assets	3,261	2,979
Total current assets	34,298	20,675
Property, plant, and equipment, net of accumulated depreciation and amortization	57,677	61,637

Other assets, net	2,965	3,138
Total assets	$94,940	$85,450
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$40,676	$17,922

Long-term liabilities	54,229	64,719

Stockholders’ equity	35	2,809
Total liabilities and stockholders’ equity	$94,940	$85,450

###